Artisan Partners Asset Management Inc. Reports 2Q23 Results
Milwaukee, WI - August 1, 2023 - Artisan Partners Asset Management Inc. (NYSE: APAM) (the “Company” or “Artisan Partners”) today reported its results for the three and six months ended June 30, 2023, and declared a quarterly dividend.
Chief Executive Officer Eric Colson said, "Artisan Partners is a high value-added investment firm designed for talent to thrive in a thoughtful growth environment. Since our founding in 1994, we have steadily grown our investment talent within a proven business model across ten autonomous teams and multiple asset classes. We have maintained financial discipline focused on fee rates, margins, and our balance sheet. We have delivered high value-added investment outcomes, generating durable alpha through the consistency of our people and processes. These traits have earned us extended time periods to methodically compound our business, clients’ capital, and shareholder value.
"Less than two years ago, Mike Cirami, Sarah Orvin, and Mike O’Brien joined Artisan Partners and established the EMsights Capital Group. With EMsights, we launched our second fixed income team and further expanded our investment platform into sovereign credit, FX, and greater use of derivatives. On July 1 of this year, the team received a $425 million institutional investment in the Artisan Emerging Markets Local Opportunities strategy. We are making significant progress towards similar foundational investments in the team’s Emerging Markets Debt Opportunities and Global Unconstrained strategies.
"Thus far in 2023, between the EMsights Capital Group and the Artisan Partners Credit team, we have raised over $1.0 billion in fixed income AUM, an annualized organic growth rate of nearly 30%. This is what we mean by methodical business compounding. On the foundation of our success in equities, we expanded into fixed income in 2013. On the foundation of our Credit team’s success, we were able to attract, recruit, and onboard the EMsights Capital Group. Today, we offer six credit-oriented strategies. Since inception and after fees, those six strategies have generated 186, 708, -11, 759, 1,010, and 450 basis points of alpha.
"Investment alpha fuels our long-term growth, providing incremental AUM at attractive fee rates and extending client duration. Over the last 20 years, we have grown our AUM from $25 billion to $143 billion, a compound annual growth rate of 9%. Of that growth, approximately $131 billion has been achieved through compounding client capital, offset by a net $13 billion of capital returned to clients and investors. Of the $131 billion in investment returns, we estimate that $28 billion are returns in excess of benchmarks.
"While high value-added investing drives our long-term outcomes, distribution is critical to raising early capital for new teams and strategies like the EMsights Capital Group—to get the compounding flywheel going. Distribution also provides education and communication that are crucial to extending client duration. We continue to evolve our distribution model to align with the breadth of our investment lineup and size of the wealth channel and alternative opportunity sets. We have successfully evolved in the past to align with global, intermediary, and defined contribution opportunities, and we believe we will have similar success further tapping into the wealth channel and accessing alternative allocations.
"Our methodical, compounding approach is distinct from distribution or M&A driven business models. We stay true to Who We Are as a high-value added, talent-driven investment firm. We grow in alignment with our clients’ portfolios and our talent’s careers. We are capital efficient, returning the vast majority of our free cash flow to shareholders in the form of quarterly and special dividends. We are careful to avoid mistakes, protect our brand, and extend duration amongst all of our stakeholders. These are all conscious decisions to establish the quality characteristics we believe an investment business must have to compound through time, market cycles, and generations."

The table below presents AUM and a comparison of certain GAAP and non-GAAP (“adjusted”) financial measures.

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
	(unaudited, in millions except per share amounts or as otherwise noted)
Assets Under Management (amounts in billions)
Ending	$143.0	$138.5	$130.5	$143.0	$130.5
Average	139.3	135.4	143.9	137.4	153.0

Consolidated Financial Results (GAAP)
Revenues	$242.9	$234.5	$251.4	$477.4	$533.0
Operating income	76.7	68.3	88.4	145.0	195.4
Operating margin	31.6%	29.1%	35.2%	30.4%	36.7%
Net income attributable to Artisan Partners Asset Management Inc.	$53.6	$50.8	$44.3	$104.4	$109.7
Basic earnings per share	0.76	0.72	0.62	1.50	1.52
Diluted earnings per share	0.76	0.72	0.62	1.50	1.52

Adjusted[1] Financial Results
Adjusted operating income	$77.5	$70.0	$86.5	$147.5	$192.6
Adjusted operating margin	31.9%	29.9%	34.4%	30.9%	36.1%
Adjusted EBITDA[2]	$81.1	$73.0	$88.5	$154.1	$196.4
Adjusted net income	57.7	51.8	63.2	109.5	141.2
Adjusted net income per adjusted share	0.71	0.64	0.79	1.36	1.76

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1 Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibit 2.
2 Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.

June 2023 Quarter Compared to March 2023 Quarter
AUM increased to $143.0 billion at June 30, 2023, an increase of $4.5 billion, or 3%, compared to $138.5 billion at March 31, 2023, due to investment returns of $5.7 billion, partially offset by net client cash outflows of $1.1 billion and $0.1 billion of Artisan Funds' distributions not reinvested. For the quarter, average AUM increased 3% to $139.3 billion from $135.4 billion in the March 2023 quarter.
Revenues of $242.9 million in the June 2023 quarter increased $8.4 million, or 4%, from $234.5 million in the March 2023 quarter, primarily due to higher average AUM and one more calendar day in the June 2023 quarter.
Operating expenses were $166.2 million in the June 2023 quarter and the March 2023 quarter, as higher incentive compensation and distribution costs associated with higher revenues was offset by lower seasonal costs, which include employer funded retirement and health care contributions, payroll taxes, and non-employee director compensation.

GAAP operating margin was 31.6% in the June 2023 quarter, compared to 29.1% in the March 2023 quarter. Adjusted operating margin was 31.9% in the June 2023 quarter, compared to 29.9% in the March 2023 quarter.

Within non-operating income (expense), investment gains (losses) are primarily comprised of net investment gains (losses) of consolidated sponsored investment products, nonconsolidated sponsored investment products, investments held to economically hedge compensation plans and interest income generated on cash and cash equivalents. Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $17.7 million in the June 2023 quarter, compared to gains of $24.2 million in the March 2023 quarter. Artisan Partners' portion of investment gains was $8.5 million in the June 2023 quarter, compared to gains of $14.3 million in the March 2023 quarter. Interest income generated on cash and cash equivalents was $1.2 million in the June 2023 quarter, compared to $0.5 million in the March 2023 quarter.
GAAP net income was $53.6 million, or $0.76 per basic and diluted share, in the June 2023 quarter, compared to GAAP net income of $50.8 million, or $0.72 per basic and diluted share, in the March 2023 quarter. Adjusted net income was $57.7 million, or $0.71 per adjusted share, in the June 2023 quarter, compared to adjusted net income of $51.8 million, or $0.64 per adjusted share, in the March 2023 quarter.
June 2023 Quarter Compared to June 2022 Quarter
AUM at June 30, 2023 was $143.0 billion, up 10% from $130.5 billion at June 30, 2022. The change in AUM over the one-year period was primarily due to $21.6 billion of investment returns, partially offset by $8.6 billion of net client cash outflows and $0.5 billion of Artisan Funds' distributions not reinvested. Average AUM for the June 2023 quarter was $139.3 billion, 3% lower than average AUM for the June 2022 quarter.
Revenues of $242.9 million in the June 2023 quarter decreased $8.5 million, or 3%, from $251.4 million in the June 2022 quarter, primarily due to lower average AUM.
Operating expenses of $166.2 million in the June 2023 quarter increased $3.2 million, or 2%, from $163.0 million in the June 2022 quarter, due to an increase in compensation expense related to market valuation changes in compensation plans and higher fixed compensation and benefits costs reflecting annual merit increases and a 6% increase in the number of full time associates, partially offset by a decrease in incentive compensation associated with lower revenues.
GAAP operating margin was 31.6% in the June 2023 quarter, compared to 35.2% in the June 2022 quarter. Adjusted operating margin was 31.9% in the June 2023 quarter, compared to 34.4% in the June 2022 quarter.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $17.7 million in the June 2023 quarter, compared to losses of $25.3 million in the June 2022 quarter. Artisan Partners' portion of investment gains was $8.5 million in the June 2023 quarter, compared to losses of $17.8 million in the June 2022 quarter. Interest income generated on cash and cash equivalents was $1.2 million in the June 2023 quarter, compared to less than $0.1 million in the June 2022 quarter.
GAAP net income was $53.6 million, or $0.76 per basic and diluted share, in the June 2023 quarter, compared to GAAP net income of $44.3 million, or $0.62 per basic and diluted share, in the June 2022 quarter. Adjusted net income was $57.7 million, or $0.71 per adjusted share, in the June 2023 quarter, compared to adjusted net income of $63.2 million, or $0.79 per adjusted share, in the June 2022 quarter.

Six Months Ended June 2023 Compared to Six Months Ended June 2022
AUM increased to $143.0 billion at June 30, 2023, an increase of 10% compared to $130.5 billion at June 30, 2022. Average AUM for the June 2023 six-month period was $137.4 billion, 10% lower than average AUM of $153.0 billion for the June 2022 six-month period.
Revenues of $477.4 million for the six months ended June 2023 decreased $55.6 million, or 10%, from $533.0 million for the six months ended June 2022, primarily due to lower average AUM.
Operating expenses of $332.4 million for the six months ended June 2023 decreased $5.2 million, or 2%, from $337.6 million for the six months ended June 2022, due to a decline in incentive compensation and third-party distribution expense as a result of lower revenues, partially offset by higher compensation expense related to market valuation changes in compensation plans and higher fixed compensation and benefits costs reflecting annual merit increases and a 6% increase in the number of full time associates.
GAAP operating margin was 30.4% for the six months ended June 2023, compared to 36.7% for the six months ended June 2022. Adjusted operating margin was 30.9% for the six months ended June 2023, compared to 36.1% for the six months ended June 2022.
Total investment gains, which include gains attributable to third party shareholders of consolidated investment products, were $41.9 million for the six months ended June 2023, compared to losses of $28.9 million for the six months ended June 2022. Artisan Partners' portion of investment gains was $22.8 million for the six months ended June 2023, compared to losses of $22.9 million for the six months ended June 2022. Interest income generated on cash and cash equivalents was $1.7 million for the six months ended June 2023, compared to $0.1 million for the six months ended June 2022.
GAAP net income was $104.4 million, or $1.50 per basic and diluted share, for the six months ended June 2023, compared to GAAP net income of $109.7 million, or $1.52 per basic and diluted share, for the six months ended June 2022. Adjusted net income was $109.5 million, or $1.36 per adjusted share, for the six months ended June 2023, compared to adjusted net income of $141.2 million, or $1.76 per adjusted share, for the six months ended June 2022.

Capital Management & Balance Sheet
Cash and cash equivalents were $165.0 million at June 30, 2023, compared to $114.8 million at December 31, 2022. During the June 30, 2023 quarter, the Company paid a variable quarterly dividend of $0.50 per share of Class A common stock with respect to the March 2023 quarter. The Company had total borrowings of $200.0 million at June 30, 2023 and December 31, 2022.
During the June 2023 quarter, limited partners of Artisan Partners Holdings exchanged 21,200 common units for 21,200 Class A common shares. The exchange increased the Company’s public float of Class A common stock by 21,200 shares.
Total stockholders’ equity was $306.7 million at June 30, 2023, compared to $279.4 million at December 31, 2022. The Company had 68.5 million Class A common shares outstanding at June 30, 2023. The Company’s debt leverage ratio, calculated in accordance with its loan agreements, was 0.6x at June 30, 2023.
Dividend
The Company’s board of directors declared a variable quarterly dividend of $0.61 per share of Class A common stock with respect to the June 2023 quarter. The variable quarterly dividend represents approximately 80% of the cash generated in the June 2023 quarter and will be paid on August 31, 2023, to shareholders of record as of the close of business on August 17, 2023. Based on our projections and subject to change, we expect some portion of the 2023 dividend payments to constitute a return of capital for tax purposes.
Subject to board approval each quarter, we currently expect to pay a quarterly dividend of approximately 80% of the cash the Company generates each quarter. We expect cash generation will generally equal adjusted net income plus long-term incentive compensation expense, less cash reserved for future franchise capital awards (which we expect will generally approximate 4% of investment management revenues each quarter), with additional adjustments made for certain other sources and uses of cash, including capital expenditures. After the end of the year, our board will consider payment of a special dividend.
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Conference Call
The Company will host a conference call on August 2, 2023 at 1:00 p.m. (Eastern Time) to discuss these results. Hosting the call will be Eric Colson, Chief Executive Officer, and C.J. Daley, Chief Financial Officer. Supplemental materials that will be reviewed during the call are available on the Company’s website at www.apam.com. The call will be webcast and can be accessed via the Company’s website. Listeners may also access the call by dialing 877.328.5507 or 412.317.5423 for international callers; the conference ID is 10180077. A replay of the call will be available until August 9, 2023 at 9:00 a.m. (Eastern Time), by dialing 877.344.7529 or 412.317.0088 for international callers; the replay conference ID is 1612590. An audio recording will also be available on the Company’s website.
Forward-Looking Statements and Other Disclosures
Certain statements in this release, and other written or oral statements made by or on behalf of the Company, are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are only predictions based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks and uncertainties, and there are important factors that could cause actual results, level of activity, performance, actions or achievements to differ materially from the results, level of activity, performance, actions or achievements expressed or implied by the forward-looking statements. These factors include: the loss of key investment professionals or senior management, adverse market or economic conditions for whatever reason, poor performance of our investment strategies, change in the legislative and regulatory environment in which we operate, operational or technical errors or other matters that cause damage to our reputation, and other factors disclosed in the Company’s filings with the Securities and Exchange Commission, including those factors listed under the caption entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 27, 2023, as such factors may be updated from time to time. Our periodic and current reports are accessible on the SEC's website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Assets Under Management (AUM) refers to the assets of pooled vehicles and accounts for which Artisan Partners provides investment services. Artisan Partners’ AUM as reported here includes assets for which Artisan Partners does not have investment discretion, including certain assets for which we earn only investment-related service fees. Non-discretionary assets are reported on a one-month lag. Artisan Partners' definition of AUM is not based on any definition of Assets Under Management contained in the ADV or in any of Artisan Partners' fund management agreements.
Results for any investment strategy described herein, and for different investment products within a strategy, are affected by numerous factors, including different material market or economic conditions; different investment management fee rates, brokerage commissions and other expenses; and the reinvestment of dividends or other earnings. The returns for any strategy may be positive or negative, and past performance does not guarantee future results.
Unless otherwise noted, composite returns have been presented gross of investment advisory fees applied to client accounts, but include applicable trade commissions and transaction costs. Management fees, when reflected, would reduce the results presented for an investor in an account managed within a composite. Net-of-fees composite returns presented in these materials were calculated using the highest model investment advisory fees applicable to portfolios within the composite. Fees may be higher for certain pooled vehicles, and the composite may include accounts with performance-based fees. Index returns do not reflect the payment of fees and expenses. Certain composite returns may be represented by a single account.
In these materials, we present Value Added, which is the difference, in basis points, between an Artisan Partners' strategy's average annual return and the return of its respective benchmark. We may also present Excess Returns (alpha), which reflects an estimate of the amount in dollars by which our investment strategies have outperformed or underperformed their respective benchmark. Excess Returns are calculated by (i) multiplying a strategy's beginning-of-year AUM by the difference between the returns (in basis points) of the strategy (gross of fees) and the benchmark for the ensuing year and (ii) summing all strategies' Excess Returns for each year calculated. Market Returns include all changes in AUM not included in Excess Returns or client cash flows. The benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is generally the market index most commonly used by our clients to compare the performance of the relevant strategy. For certain strategies that are managed for absolute return, the benchmark used for purposes of presenting a strategy’s performance and calculating Value Added and Excess Returns is the index used by the Company’s management to evaluate the performance of the strategy.

Composites / Indexes used for the comparison calculations described are: Non-U.S. Growth Strategy / International Value Strategy-MSCI EAFE Index; Global Discovery / Global Equity Strategy / Global Opportunities Strategy / Global Value Strategy-MSCI ACWI Index; Non-U.S. Small-Mid Growth Strategy-MSCI ACWI ex-USA Small Mid Index; U.S. Mid-Cap Growth Strategy-Russell Midcap Growth® Index; U.S. Mid-Cap Value Strategy-Russell Midcap Value® Index; U.S. Small-Cap Growth Strategy-Russell 2000 Growth® Index; Value Equity Strategy-Russell 1000 Value® Index; Developing World Strategy / Sustainable Emerging Markets Strategy-MSCI Emerging Markets Index; High Income Strategy-ICE BofA US High Yield Index (formerly called the ICE BofA US High Yield Master II Total Return Index); Credit Opportunities Strategy-ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index (formerly called the ICE BofA US Dollar LIBOR 3-month Constant Maturity Index); Antero Peak Strategy / Antero Peak Hedge Strategy / Select Equity Strategy / Value Income Strategy-S&P 500® Index; Artisan International Explorer Strategy-MSCI All Country World Ex USA Small Cap Index; China Post-Venture Strategy-MSCI China SMID Cap Index; Floating Rate Strategy-Credit Suisse Leveraged Loan Total Return Index; Global Unconstrained Strategy-ICE BofA 3-month Treasury Bill Index; Emerging Markets Debt Opportunities Strategy-J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index; Emerging Markets Local Opportunities Strategy - J.P. Morgan GBI-EM Global Diversified Index. Where applicable, composite returns have been included for the following discontinued strategies and their indexes: Global Small-Cap Growth Strategy (Jul 1, 2013-Dec 31, 2016)-MSCI ACWI Small Cap Index; U.S. Small-Cap Value Strategy (Jun 1, 1997-Apr 30, 2016)-Russell 2000® Index; Non-U.S. Small-Cap Growth Strategy (Jan 1, 2002-Nov 30, 2018)-MSCI EAFE Small Cap Index. Index returns do not reflect the payment of fees and expenses. An investment cannot be made directly in an Artisan Partners composite or a market index and the aggregated results are hypothetical.
In the quarter ended December 31, 2022, the Company changed the presentation of its Consolidated Statements of Operations in Exhibit 1 to include information technology office hardware expense (such as computers and telephones) in “Communication and technology” instead of “General and administrative”. Prior period amounts have also been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported operating income or net income.
None of the information in these materials constitutes either an offer or a solicitation to buy or sell any fund securities, nor is any such information a recommendation for any fund security or investment service.
Any discrepancies included in this release between totals and the sums of the amounts listed are due to rounding.

About Artisan Partners
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners’ autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Source: Artisan Partners Asset Management Inc.

Investor Relations Inquiries
866.632.1770
ir@artisanpartners.com

Exhibit 1
Artisan Partners Asset Management Inc.
Consolidated Statements of Operations
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Revenues
Management fees
Artisan Funds & Artisan Global Funds	$151.6	$144.6	$156.6	$296.2	$332.1
Separate accounts and other	91.3	89.8	94.7	181.1	200.6
Performance fees	—	0.1	0.1	0.1	0.3
Total revenues	242.9	234.5	251.4	477.4	533.0

Operating expenses
Compensation and benefits	130.4	131.5	127.4	261.9	267.3
Distribution, servicing and marketing	6.0	5.6	6.3	11.6	13.4
Occupancy	7.3	7.0	6.7	14.3	13.3
Communication and technology	13.0	12.4	12.9	25.4	25.3
General and administrative	9.5	9.7	9.7	19.2	18.3
Total operating expenses	166.2	166.2	163.0	332.4	337.6
Operating income	76.7	68.3	88.4	145.0	195.4
Interest expense	(2.1)	(2.1)	(2.7)	(4.2)	(5.4)
Net gain (loss) on the tax receivable agreements	—	—	—	—	0.5
Net investment gain (loss) of consolidated investment products	13.5	14.9	(11.9)	28.4	(10.7)
Other net investment gain (loss)	4.2	9.3	(13.4)	13.5	(18.2)
Total non-operating income (expense)	15.6	22.1	(28.0)	37.7	(33.8)
Income before income taxes	92.3	90.4	60.4	182.7	161.6
Provision for income taxes	18.5	18.6	13.2	37.1	32.0
Net income before noncontrolling interests	73.8	71.8	47.2	145.6	129.6
Less: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.2	12.0	10.6	24.2	26.2
Less: Net income (loss) attributable to noncontrolling interests - consolidated investment products	8.0	9.0	(7.7)	17.0	(6.3)
Net income attributable to Artisan Partners Asset Management Inc.	$53.6	$50.8	$44.3	$104.4	$109.7

Basic earnings per share - Class A common shares	$0.76	$0.72	$0.62	$1.50	$1.52
Diluted earnings per share - Class A common shares	$0.76	$0.72	$0.62	$1.50	$1.52

Average shares outstanding
Class A common shares	63.5	63.2	62.3	63.4	62.2
Participating unvested restricted share-based awards	5.6	5.6	5.7	5.6	5.5
Total average shares outstanding	69.1	68.8	68.0	69.0	67.7

Exhibit 2
Artisan Partners Asset Management Inc.
Reconciliation of GAAP to Non-GAAP (“Adjusted”) Measures
(unaudited; in millions, except per share amounts or as noted)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$53.6	$50.8	$44.3	$104.4	$109.7
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.2	12.0	10.6	24.2	26.2
Add back: Provision for income taxes	18.5	18.6	13.2	37.1	32.0
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	0.8	1.7	(1.9)	2.5	(2.8)
Add back: Net (gain) loss on the tax receivable agreements	—	—	—	—	(0.5)
Add back: Net investment (gain) loss of investment products attributable to APAM	(8.5)	(14.3)	17.8	(22.8)	22.9
Less: Adjusted provision for income taxes	18.9	17.0	20.8	35.9	46.3
Adjusted net income (Non-GAAP)	$57.7	$51.8	$63.2	$109.5	$141.2

Average shares outstanding
Class A common shares	63.5	63.2	62.3	63.4	62.2

Assumed vesting or exchange of:
Unvested restricted share-based awards	5.7	5.6	5.8	5.7	5.6
Artisan Partners Holdings LP units outstanding (noncontrolling interest)	11.5	11.6	12.2	11.5	12.3
Adjusted shares	80.7	80.4	80.3	80.6	80.1

Basic earnings per share (GAAP)	$0.76	$0.72	$0.62	$1.50	$1.52
Diluted earnings per share (GAAP)	$0.76	$0.72	$0.62	$1.50	$1.52
Adjusted net income per adjusted share (Non-GAAP)	$0.71	$0.64	$0.79	$1.36	$1.76

Operating income (GAAP)	$76.7	$68.3	$88.4	$145.0	$195.4
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	0.8	1.7	(1.9)	2.5	(2.8)
Adjusted operating income (Non-GAAP)	$77.5	$70.0	$86.5	$147.5	$192.6

Operating margin (GAAP)	31.6%	29.1%	35.2%	30.4%	36.7%
Adjusted operating margin (Non-GAAP)	31.9%	29.9%	34.4%	30.9%	36.1%

Net income attributable to Artisan Partners Asset Management Inc. (GAAP)	$53.6	$50.8	$44.3	$104.4	$109.7
Add back: Net income attributable to noncontrolling interests - Artisan Partners Holdings LP	12.2	12.0	10.6	24.2	26.2
Add back: Compensation expense (reversal) related to market valuation changes in compensation plans	0.8	1.7	(1.9)	2.5	(2.8)
Add back: Net (gain) loss on the tax receivable agreements	—	—	—	—	(0.5)
Add back: Net investment (gain) loss of investment products attributable to APAM	(8.5)	(14.3)	17.8	(22.8)	22.9
Add back: Interest expense	2.1	2.1	2.7	4.2	5.4
Add back: Provision for income taxes	18.5	18.6	13.2	37.1	32.0
Add back: Depreciation and amortization	2.4	2.1	1.8	4.5	3.5
Adjusted EBITDA (Non-GAAP)	$81.1	$73.0	$88.5	$154.1	$196.4

Supplemental Non-GAAP Financial Information
The Company’s management uses non-GAAP measures (referred to as “adjusted” measures) of net income to evaluate the profitability and efficiency of the underlying operations of the business and as a factor when considering net income available for distributions and dividends. These adjusted measures remove the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. These adjustments also remove the non-operational complexities of the Company’s structure by adding back noncontrolling interests and assuming all income of Artisan Partners Holdings is allocated to APAM. Management believes these non-GAAP measures provide meaningful information to analyze the Company’s profitability and efficiency between periods and over time. The Company has included these non-GAAP measures to provide investors with the same financial metrics used by management to manage the Company.
Non-GAAP measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures. The Company’s non-GAAP measures are as follows:
•Adjusted net income represents net income excluding the impact of (1) net gain (loss) on the tax receivable agreements (if any), (2) compensation expense (reversal) related to market valuation changes in compensation plans, and (3) net investment gain (loss) of investment products. Adjusted net income also reflects income taxes assuming the vesting of all unvested Class A share-based awards and as if all outstanding limited partnership units of Artisan Partners Holdings had been exchanged for Class A common stock of APAM on a one-for-one basis. Assuming full vesting and exchange, all income of Artisan Partners Holdings is treated as if it were allocated to APAM, and the adjusted provision for income taxes represents an estimate of income tax expense at an effective rate reflecting APAM's current federal, state and local income statutory tax rates. The adjusted tax rate was 24.7% for all periods presented.
•Adjusted net income per adjusted share is calculated by dividing adjusted net income by adjusted shares. The number of adjusted shares is derived by assuming the vesting of all unvested Class A share-based awards and the exchange of all outstanding limited partnership units of Artisan Partners Holdings for Class A common stock of APAM on a one-for-one basis.
•Adjusted operating income represents the operating income of the consolidated company excluding compensation expense related to market valuation changes in compensation plans.
•Adjusted operating margin is calculated by dividing adjusted operating income by total revenues.
•Adjusted EBITDA represents adjusted net income before interest expense, income taxes, depreciation and amortization expense.
Net gain (loss) on the tax receivable agreements represents the income (expense) associated with the change in estimate of amounts payable under the tax receivable agreements entered into in connection with APAM’s initial public offering and related reorganization.
Compensation expense (reversal) related to market valuation changes in compensation plans represents the expense (income) associated with the change in the long-term incentive award liability resulting from investment returns of the underlying investment products. Because the compensation expense impact of the investment market exposure is economically hedged, management believes it is useful to reflect the expected net income offset in the calculation of adjusted operating income, adjusted net income, and adjusted EBITDA. The related investment gain (loss) on the underlying investments is included in the adjustment for net investment gain (loss) of investment products.
Net investment gain (loss) of investment products represents the non-operating income (expense) related to the Company’s investments, in both consolidated investment products and nonconsolidated investment products, including investments held to economically hedge compensation plans. Excluding these non-operating market gains or losses on investments provides greater transparency to evaluate the profitability and efficiency of the underlying operations of the business. Interest income generated on cash and cash equivalents is considered part of normal operations, and therefore, is not excluded from the adjusted net income.

Exhibit 3
Artisan Partners Asset Management Inc.
Condensed Consolidated Statements of Financial Condition
(unaudited; in millions)

	As of
	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$165.0	$114.8
Accounts receivable	95.4	98.6
Investment securities	124.4	85.4
Deferred tax assets	455.4	477.0
Assets of consolidated investment products	404.6	289.2
Operating lease assets	95.0	101.4
Other	66.4	68.2
Total assets	$1,406.2	$1,234.6

Liabilities and equity
Accounts payable, accrued expenses, and other	$137.1	$54.2
Borrowings	199.1	199.1
Operating lease liabilities	114.2	120.8
Amounts payable under tax receivable agreements	372.8	398.8
Liabilities of consolidated investment products	70.0	47.0
Total liabilities	893.2	819.9

Redeemable noncontrolling interests	206.3	135.3
Total stockholders’ equity	306.7	279.4
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$1,406.2	$1,234.6

Exhibit 4
Artisan Partners Asset Management Inc.
Assets Under Management
(unaudited; in millions)

	For the Three Months Ended			% Change from
	June 30,	March 31,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2022

Beginning assets under management	$138,498	$127,892	$159,621	8.3%	(13.2)%
Gross client cash inflows	4,750	5,538	6,618	(14.2)%	(28.2)%
Gross client cash outflows	(5,857)	(6,769)	(10,865)	13.5%	46.1%
Net client cash flows	(1,107)	(1,231)	(4,247)	10.1%	73.9%
Artisan Funds' distributions not reinvested[1]	(68)	(48)	(44)	(41.7)%	(54.5)%
Investment returns and other	5,666	11,885	(24,783)	(52.3)%	122.9%
Ending assets under management	$142,989	$138,498	$130,547	3.2%	9.5%
Average assets under management	$139,323	$135,386	$143,923	2.9%	(3.2)%

	For the Six Months Ended			% Change from
	June 30,	June 30,		June 30,
	2023	2022		2022

Beginning assets under management	$127,892	$174,754		(26.8)%
Gross client cash inflows	10,288	15,499		(33.6)%
Gross client cash outflows	(12,626)	(19,047)		33.7%
Net client cash flows	(2,338)	(3,548)		34.1%
Artisan Funds' distributions not reinvested[1]	(115)	(89)		(29.2)%
Investment returns and other	17,550	(40,570)		143.3%
Ending assets under management	$142,989	$130,547		9.5%
Average assets under management	$137,360	$152,953		(10.2)%

1 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.

Exhibit 5
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Three Months Ended		By Investment Team										By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and Other [1]	Total
June 30, 2023
Beginning assets under management	$37,082	$21,590	$6,361	$34,561	$22,879	$838	$8,078	$3,740	$3,287	$82	$138,498	$66,979	$71,519	$138,498
Gross client cash inflows	931	337	66	1,841	579	29	668	169	103	27	4,750	3,610	1,140	4,750
Gross client cash outflows	(1,226)	(1,006)	(172)	(1,030)	(852)	(26)	(643)	(393)	(509)	—	(5,857)	(3,744)	(2,113)	(5,857)
Net client cash flows	(295)	(669)	(106)	811	(273)	3	25	(224)	(406)	27	(1,107)	(134)	(973)	(1,107)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(68)	—	—	—	(68)	(68)	—	(68)
Investment returns and other	1,799	188	393	1,414	1,368	32	163	56	248	5	5,666	2,367	3,299	5,666
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$38,586	$21,109	$6,648	$36,786	$23,974	$873	$8,198	$3,572	$3,129	$114	$142,989	$69,144	$73,845	$142,989
Average assets under management	$36,995	$21,288	$6,427	$35,447	$23,269	$846	$8,160	$3,540	$3,246	$105	$139,323	$67,330	$71,993	$139,323

March 31, 2023
Beginning assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Gross client cash inflows	793	548	45	2,351	349	17	1,075	188	165	7	5,538	4,371	1,167	5,538
Gross client cash outflows	(1,112)	(1,202)	(172)	(1,069)	(1,326)	(133)	(440)	(656)	(659)	—	(6,769)	(3,889)	(2,880)	(6,769)
Net client cash flows	(319)	(654)	(127)	1,282	(977)	(116)	635	(468)	(494)	7	(1,231)	482	(1,713)	(1,231)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(48)	—	—	—	(48)	(48)	—	(48)
Investment returns and other	3,424	1,621	400	3,069	2,089	81	351	742	105	3	11,885	5,734	6,151	11,885
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$37,082	$21,590	$6,361	$34,561	$22,879	$838	$8,078	$3,740	$3,287	$82	$138,498	$66,979	$71,519	$138,498
Average assets under management	$36,040	$21,463	$6,383	$32,858	$22,552	$925	$7,711	$3,755	$3,623	$75	$135,386	$64,935	$70,451	$135,386

June 30, 2022
Beginning assets under management	$44,608	$28,250	$7,886	$32,581	$26,073	$1,026	$8,067	$6,197	$4,923	$10	$159,621	$76,848	$82,773	$159,621
Gross client cash inflows	1,141	1,127	134	1,982	660	144	633	497	276	24	6,618	4,913	1,705	6,618
Gross client cash outflows	(2,367)	(3,716)	(201)	(1,586)	(772)	(28)	(829)	(1,029)	(337)	—	(10,865)	(7,047)	(3,818)	(10,865)
Net client cash flows	(1,226)	(2,589)	(67)	396	(112)	116	(196)	(532)	(61)	24	(4,247)	(2,134)	(2,113)	(4,247)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(44)	—	—	—	(44)	(44)	—	(44)
Investment returns and other	(9,418)	(4,018)	(1,044)	(3,586)	(3,571)	(139)	(742)	(1,529)	(736)	—	(24,783)	(11,613)	(13,170)	(24,783)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	(24)	24	—
Ending assets under management	$33,964	$21,643	$6,775	$29,391	$22,390	$1,003	$7,085	$4,136	$4,126	$34	$130,547	$63,033	$67,514	$130,547
Average assets under management	$37,982	$24,891	$7,413	$31,168	$24,348	$1,032	$7,657	$4,960	$4,441	$31	$143,923	$69,357	$74,566	$143,923

______________________________________

1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of June 30, 2023, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $56 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.

Exhibit 6
Artisan Partners Asset Management Inc.
Assets Under Management by Investment Team and Vehicle
(unaudited; in millions)

Six Months Ended	By Investment Team											By Vehicle
	Growth	Global Equity	U.S. Value	International Value	Global Value	Sustainable Emerging Markets	Credit	Developing World	Antero Peak Group	EMsights Capital Group	Total	Artisan Funds & Artisan Global Funds	Separate Accounts and other [1]	Total
June 30, 2023
Beginning assets under management	$33,977	$20,623	$6,088	$30,210	$21,767	$873	$7,140	$3,466	$3,676	$72	$127,892	$60,811	$67,081	$127,892
Gross client cash inflows	1,724	885	111	4,192	928	46	1,743	357	268	34	10,288	7,981	2,307	10,288
Gross client cash outflows	(2,338)	(2,208)	(344)	(2,099)	(2,178)	(159)	(1,083)	(1,049)	(1,168)	—	(12,626)	(7,633)	(4,993)	(12,626)
Net client cash flows	(614)	(1,323)	(233)	2,093	(1,250)	(113)	660	(692)	(900)	34	(2,338)	348	(2,686)	(2,338)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(115)	—	—	—	(115)	(115)	—	(115)
Investment returns and other	5,223	1,809	793	4,483	3,457	113	513	798	353	8	17,550	8,100	9,450	17,550
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Ending assets under management	$38,586	$21,109	$6,648	$36,786	$23,974	$873	$8,198	$3,572	$3,129	$114	$142,989	$69,144	$73,845	$142,989
Average assets under management	$36,516	$21,374	$6,406	$34,158	$22,913	$885	$7,936	$3,647	$3,435	$90	$137,360	$66,135	$71,225	$137,360

June 30, 2022
Beginning assets under management	$52,434	$32,998	$8,053	$31,816	$26,744	$1,173	$8,157	$8,102	$5,277	$—	$174,754	$84,363	$90,391	$174,754
Gross client cash inflows	3,012	2,256	385	4,649	1,570	216	1,399	1,196	782	34	$15,499	11,284	4,215	15,499
Gross client cash outflows	(4,452)	(5,425)	(518)	(2,613)	(1,762)	(71)	(1,514)	(2,073)	(619)	—	(19,047)	(13,236)	(5,811)	(19,047)
Net client cash flows	(1,440)	(3,169)	(133)	2,036	(192)	145	(115)	(877)	163	34	$(3,548)	(1,952)	(1,596)	(3,548)
Artisan Funds' distributions not reinvested[2]	—	—	—	—	—	—	(89)	—	—	—	$(89)	(89)	—	(89)
Investment returns and other	(17,030)	(8,186)	(1,145)	(4,461)	(4,162)	(315)	(868)	(3,089)	(1,314)	—	$(40,570)	(19,224)	(21,346)	(40,570)
Net transfers[3]	—	—	—	—	—	—	—	—	—	—	$—	(65)	65	—
Ending assets under management	$33,964	$21,643	$6,775	$29,391	$22,390	$1,003	$7,085	$4,136	$4,126	$34	$130,547	$63,033	$67,514	$130,547
Average assets under management[4]	$41,592	$27,216	$7,641	$31,681	$25,370	$1,063	$7,893	$5,823	$4,658	$31	$152,953	$73,858	$79,095	$152,953

______________________________________
1Separate accounts and other consists of AUM we manage in or through vehicles other than Artisan Funds and Artisan Global Funds. This AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds. As of June 30, 2023, AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $56 million.
2 Artisan Funds' distributions not reinvested represents the amount of income and capital gain distributions that were not reinvested in the Artisan Funds.
3 Net transfers represent certain amounts that we have identified as having been transferred out of one investment strategy, investment vehicle, or account and into another strategy, vehicle, or account.
4 For the EMsights Capital Group, average assets under management is for the period beginning March 31, 2022, when the team began investment operations.

Exhibit 7

Artisan Partners Asset Management Inc.
Investment Strategy AUM and Gross Composite Performance 1
As of June 30, 2023
(unaudited)

	Composite Inception Date							Average Annual Value-Added [3] Since Inception (bps)
		Strategy AUM (in $MM)[2]	Average Annual Total Returns (%)
Investment Team and Strategy			1 YR	3 YR	5 YR	10 YR	Inception
Growth Team
Global Opportunities Strategy	2/1/2007	$21,352	18.22%	5.98%	9.90%	12.06%	10.62%	473
MSCI All Country World Index			16.53%	10.99%	8.10%	8.75%	5.89%
Global Discovery Strategy	9/1/2017	$1,459	15.85%	6.20%	11.51%	---	12.81%	460
MSCI All Country World Index			16.53%	10.99%	8.10%	---	8.21%
U.S. Mid-Cap Growth Strategy	4/1/1997	$12,370	14.44%	3.47%	11.08%	11.80%	14.34%	494
Russell Midcap® Index			14.92%	12.50%	8.45%	10.32%	10.03%
Russell Midcap® Growth Index			23.13%	7.63%	9.71%	11.52%	9.40%
U.S. Small-Cap Growth Strategy	4/1/1995	$3,405	20.98%	0.07%	8.22%	11.63%	10.54%	303
Russell 2000® Index			12.31%	10.82%	4.21%	8.25%	8.70%
Russell 2000® Growth Index			18.53%	6.10%	4.22%	8.83%	7.51%
Global Equity Team
Global Equity Strategy	4/1/2010	$392	15.97%	3.76%	7.36%	9.40%	10.94%	262
MSCI All Country World Index			16.53%	10.99%	8.10%	8.75%	8.32%
Non-U.S. Growth Strategy	1/1/1996	$13,360	17.77%	4.92%	5.08%	5.89%	9.26%	448
MSCI EAFE Index			18.77%	8.93%	4.39%	5.41%	4.78%
Non-U.S. Small-Mid Growth Strategy	1/1/2019	$7,192	15.70%	5.89%	---	---	11.83%	571
MSCI All Country World Index Ex USA Small Mid Cap			11.15%	6.94%	---	---	6.12%
China Post-Venture Strategy	4/1/2021	$165	(14.43)%	---	---	---	(18.16)%	297
MSCI China SMID Cap Index			(19.77)%	---	---	---	(21.13)%
U.S. Value Team
Value Equity Strategy	7/1/2005	$3,804	23.54%	20.04%	10.76%	10.85%	9.23%	169
Russell 1000® Index			19.36%	14.09%	11.91%	12.64%	9.75%
Russell 1000® Value Index			11.54%	14.30%	8.10%	9.21%	7.54%
U.S. Mid-Cap Value Strategy	4/1/1999	$2,833	13.50%	17.11%	7.22%	8.28%	11.98%	271
Russell Midcap® Index			14.92%	12.50%	8.45%	10.32%	9.29%
Russell Midcap® Value Index			10.50%	15.04%	6.83%	9.03%	9.27%
Value Income Strategy	3/1/2022	$11	7.77%	---	---	---	(2.61)%	(564)
S&P 500 Market Index			19.59%	---	---	---	3.03%
International Value Team
International Value Strategy	7/1/2002	$36,599	24.00%	17.97%	9.59%	9.25%	11.60%	573
MSCI EAFE Index			18.77%	8.93%	4.39%	5.41%	5.87%
International Explorer Strategy	11/1/2020	$187	14.23%	---	---	---	15.92%	964
MSCI All Country World Index Ex USA Small Cap (Net)			10.93%	---	---	---	6.28%
Global Value Team
Global Value Strategy	7/1/2007	$23,647	20.03%	16.11%	7.76%	9.09%	8.41%	292
MSCI All Country World Index			16.53%	10.99%	8.10%	8.75%	5.49%
Select Equity Strategy	3/1/2020	$327	20.39%	14.61%	---	---	11.15%	(378)
S&P 500 Market Index			19.59%	14.60%	---	---	14.93%
Sustainable Emerging Markets Team
Sustainable Emerging Markets Strategy	7/1/2006	$873	11.68%	3.96%	2.68%	5.32%	5.01%	89
MSCI Emerging Markets Index			1.75%	2.32%	0.93%	2.95%	4.12%
Credit Team
High Income Strategy	4/1/2014	$7,970	9.01%	6.13%	5.37%	---	6.33%	260
ICE BofA US High Yield Index[4]			8.87%	3.21%	3.18%	---	3.73%
Credit Opportunities Strategy	7/1/2017	$182	9.86%	16.19%	11.59%	---	12.00%	1,032
ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index[4]			3.57%	1.28%	1.71%	---	1.68%
Floating Rate Strategy	1/1/2022	$46	11.09%	---	---	---	4.04%	59
Credit Suisse Leveraged Loan Total Return Index			10.10%	---	---	---	3.45%
Developing World Team
Developing World Strategy	7/1/2015	$3,572	21.91%	(0.75)%	10.33%	---	9.65%	700
MSCI Emerging Markets Index			1.75%	2.32%	0.93%	---	2.65%

Antero Peak Group
Antero Peak Strategy	5/1/2017	$2,648	11.53%	10.12%	12.78%	---	17.36%	471
S&P 500 Market Index			19.59%	14.60%	12.30%	---	12.65%
Antero Peak Hedge Strategy	11/1/2017	$481	6.95%	6.80%	9.55%	---	11.02%	(109)
S&P 500 Market Index			19.59%	14.60%	12.30%	---	12.11%
EMsights Capital Group
Global Unconstrained Strategy	4/1/2022	$27	15.21%	---	---	---	11.58%	863
ICE BofA 3-month Treasury Bill Index			3.59%	---	---	---	2.95%
Emerging Markets Debt Opportunities Strategy	5/1/2022	$75	20.59%	---	---	---	15.05%	1,096
J.P. Morgan EMB Hard Currency/Local Currency 50-50 Index			8.97%	---	---	---	4.09%
Emerging Markets Local Opportunities Strategy	8/1/2022	$12	---	---	---	---	16.30%	524
J.P. Morgan GBI-EM Global Diversified Index			---	---	---	---	11.06%

Total Assets Under Management		$142,989
______________________________________
1 We measure the results of our “composites”, which represent the aggregate performance of all discretionary client accounts, including pooled investment vehicles, invested in the same strategy except those accounts with respect to which we believe client-imposed restrictions may have a material impact on portfolio construction and those accounts managed in a currency other than U.S. dollars (the results of these accounts, which represented approximately 14% of our assets under management at June 30, 2023, are maintained in separate composites, which are not presented in these materials). Returns for periods less than one year are not annualized.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $56 million.
3 Value-added is the amount, in basis points, by which the average annual gross composite return of each of our strategies has outperformed or underperformed its respective benchmark. See Forward-Looking Statements and Other Disclosures for further information on the benchmark indexes used. Value-added for periods less than one year is not annualized.
4 The High Income strategy's benchmark has been renamed from ICE BofA US High Yield Master II Total Return Index to ICE BofA US High Yield Index. The Credit Opportunities strategy's benchmark has been renamed from ICE BofA US Dollar LIBOR 3-month Constant Maturity Index to ICE BofA US Dollar 3-Month Deposit Offered Rate Constant Maturity Index.